Exhibit 99.1

Item 6.  Selected Financial Data

The following table presents our selected historical consolidated financial information and other data for the last five years, and as of December 31, 2008, 2007, 2006, 2005 and 2004. Our selected historical consolidated financial data for the years ended December 31, 2005 and 2004 and as of December 31, 2005 and 2004 has been derived from our audited consolidated balance sheets as of those dates, which are not included in this Report.

You should read the selected historical consolidated financial data set forth below together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all included in Items 7 and 8 of this Report. The selected historical consolidated financial data set forth below are not necessarily indicative of the results of future operations.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands, except per share data, average monthly revenue per unit and average monthly churn rate)
Statement of Operations Data:
Revenue:
Service revenue	$61,794	$78,313	$92,037	$81,472	$57,927
Subscriber equipment sales(1)	24,261	20,085	44,634	45,675	26,441
Total revenue	86,055	98,398	136,671	127,147	84,368
Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	37,132	27,775	28,091	25,432	25,208
Cost of subscriber equipment sales:
Cost of subscriber equipment sales(2)	17,921	13,863	40,396	38,742	23,399
Cost of subscriber equipment sales—Impairment of assets	405	19,109	1,943	—	—
Total cost of subscriber equipment sales	18,326	32,972	42,339	38,742	23,399
Marketing, general and administrative	61,351	49,146	43,899	37,945	32,151
Restructuring	—	—	—	—	5,078
Depreciation and amortization	26,956	13,137	6,679	3,044	1,959
Impairment of assets	—	—	—	114	114
Total operating expenses	143,765	123,030	121,008	105,277	87,909
Operating Income (Loss)	(57,710)	(24,632)	15,663	21,870	(3,541)
Gain on extinguishment of debt	49,042	—	—	—	—
Interest income	4,713	3,170	1,172	242	58
Interest expense(3)	(5,733)	(9,023)	(587)	(269)	(1,382)
Interest rate derivative loss	(3,259)	(3,232)	(2,716)	—	—
Other	(4,497)	8,656	(3,980)	(622)	921
Total other income (expense)	40,266	(429)	(6,111)	(649)	(403)
Income (loss) before income taxes	(17,444)	(25,061)	9,552	21,221	(3,944)
Income tax expense (benefit)	(2,283)	2,864	(14,071)	2,502	(4,314)
Net Income (Loss)	$(15,161)	$(27,925)	$23,623	$18,719	$370

Balance Sheet Data:	As of December 31, 2008	As of December 31, 2007	As of December 31, 2006	As of December 31, 2005	As of December 31, 2004
	(In Thousands)
Cash and cash equivalents	$12,357	$37,554	$43,698	$20,270	$13,330
Restricted cash(4)	$57,884	$80,871	$52,581	$—	$—
Total assets	$808,234	$512,975	$331,701	$113,545	$63,897
Long-term debt	$238,345	$50,000	$417	$631	$3,278
Redeemable common stock	$—	$—	$4,949	$—	$—
Ownership equity	$436,753	$405,544	$260,697	$71,430	$40,421

(1)          Includes related party sales of $0, $59, $3,423 and $440 for the years ended December 31, 2008, 2007, 2006 and 2005, respectively.

(2)          Includes costs of related party sales of $0, $46, $3,041 and $314 for the years ended December 31, 2008, 2007, 2006 and 2005, respectively.

(3)          Includes related party amounts of $0, $83, $0 and $176 for the years ended December 31, 2008, 2007, 2006 and 2005, respectively.

(4)          Restricted cash is comprised of funds held in escrow by two financial institutions to secure our payment obligations related to (i) our contract for the construction of the second-generation satellite constellation and (ii) the next five semi-annual interest payments on our 5.75% Senior Convertible Notes.